UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2014

REVEN HOUSING REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54165	84-1306078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7911 Herschel Avenue, Suite 201 La Jolla, CA 92037
(Address of principal executive offices)

(858) 459-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

Jacksonville 50 (Florida)

Reference is made to the Form 8-K filed on September 11, 2014 by Reven Housing REIT, Inc. (the “Company”), which reported the entry by Reven Housing Florida, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (the “Florida Buyer”), into that certain Single Family Homes Real Estate Purchase and Sale Agreement dated September 9, 2014 (the “Jacksonville 50 Agreement”), with Heritage II Holdings, LLC, a Florida limited liability company, Heritage III Holdings, LLC, a Florida limited liability company, Heritage IV Holdings, LLC, a Florida limited liability company, Heritage V Holdings, LLC, a Florida limited liability company, Heritage RE Holdings, LLC, a Florida limited liability company, and Lincoln Property Management, LLC, a Florida limited liability company (collectively, the “Jacksonville 50 Sellers”), to purchase a portfolio of up to 50 single-family homes located in the Jacksonville, Florida, metropolitan area from the Jacksonville 50 Sellers, and which provided a description of the materials terms of the Jacksonville 50 Agreement.

On October 30, 2014, Florida Buyer and the Jacksonville 50 Sellers entered into a First Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (the “Jacksonville 50 Amendment”), pursuant to which the parties amended the Jacksonville Agreement to add an additional 14 days to the period during which the Company may conduct inspections to determine any necessary repairs or improvements to bring the properties into compliance with the applicable local building code and/or repairs if recommended (the “Due Diligence Period”). Additionally, the parties amended the Jacksonville 50 Agreement to decrease the number of properties subject to the agreement to 33 homes from 50 homes and correspondingly decreased the total purchase price to $2,256,000 from $3.3 million.

The foregoing description of the Jacksonville 50 Amendment is qualified in its entirety by reference to the full text of the Jacksonville 50 Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Jacksonville 49 (Florida)

On October 30, 2014, the Company, through a wholly owned subsidiary, closed on the acquisition of two properties located in the Jacksonville, Florida, metropolitan area, pursuant to that certain Single Family Homes Real Estate Purchase and Sale Agreement dated May 5, 2014, as amended on June 25, 2014, and as further amended on July 2, 2014 (the “Jacksonville 49 Agreement”), with BGF Homes, LLC, a Florida limited liability company, CJJ Development II, LLC, a Florida limited liability company, DCCF Properties, LLC, a Florida limited liability company, NBJW Properties, LLC, a Florida limited liability company, North Jacksonville Rentals, LLC, a Florida limited liability company, Rams Real Estate Holdings, LLC, a Florida limited liability company, and Obadiah G. Dorsey, an individual, (collectively, the “Jacksonville 49 Sellers”). The two acquired properties are part of a portfolio of 49 single-family homes subject to the Jacksonville 49 Agreement, of which a total of 47 properties were previously acquired by the Company on July 7, 2014 and September 5, 2014. The Jacksonville 49 Sellers do not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The contract purchase price for the two acquired properties was approximately $134,427, exclusive of closing costs. The Company funded 100% of the purchase with cash that was released from the escrow holdback subject to the Jacksonville 49 Agreement. The two acquired properties average 1,193 square feet and are three-bedroom, one-bath homes. All of the acquired properties are subject to one-year leases.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          Effective on October 31, 2014, Guojuan Cheng resigned from the Company’s board of directors.

(d)          Effective on November 3, 2014, to fill vacancies the Company’s board of directors appointed Chris Gann, Yifeng Huang and Xinghua Wang to the Company’s board of directors to serve as directors of the Company until their respective successors have been duly elected and qualify or until their earlier resignation or removal.

On November 3, 2014, the Company’s board of directors named Messrs. Gann and Wang to the audit committee of the board of directors along with Jon Haahr, a current member of the Company’s board of directors.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this report:

Exhibit 10.1	First Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Jacksonville 50).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEN HOUSING REIT, INC.

Dated: November 4, 2014	/s/ Chad M. Carpenter
Chad M. Carpenter
Chief Executive Officer